99.1 The Issuer's 2003 Proxy Statement.

                           HEARTLAND BANCSHARES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 2003


      The Annual Meeting of Shareholders of Heartland Bancshares, Inc. will be held at the Hillview Country Club, 1800 E. King Street, Franklin, Indiana 46131, on Monday, May 5, 2003, at 6:30 p.m., local time, for the following purposes:

      1. To elect three Directors to hold office until the Annual Meeting of Shareholders in the year 2006 and until their successors are elected and have qualified.

      2. To transact such other business as may properly come before the meeting.

      Holders of record of Common Shares of Heartland Bancshares, Inc. at the close of business on March 10, 2003, are entitled to notice of and to vote at the Annual Meeting. Appetizers and beverages will be served.


      SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                          By Order of the Board
                                          of Directors


                                          STEVE BECHMAN
                                          President   and   Chief    Executive
                                          Officer
March 28, 2003
Franklin, Indiana


                            (ANNUAL REPORT ENCLOSED)

                               PROXY STATEMENT

                      ANNUAL MEETING OF SHAREHOLDERS OF
                           HEARTLAND BANCSHARES, INC.

                                 May 5, 2003


      This Proxy Statement is being furnished to shareholders on or about March 28, 2003, in connection with the solicitation by the Board of Directors of Heartland Bancshares, Inc. (the "Company"), 420 N. Morton Street, Franklin, Indiana 46131, of proxies to be voted at the Annual Meeting of Shareholders to be held at 6:30 p.m., local time, on Monday, May 5, 2003, at Hillview Country Club, 1800 E. King Street, Franklin, Indiana 46131. The Company is the parent holding company for Heartland Community Bank.

      At the close of business on March 10, 2003, the record date for the Annual Meeting, there were 1,394,172 Common Shares outstanding and entitled to vote at the Annual Meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

      If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Company authorized to tabulate votes) (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person. Unless revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Directors.

                                   PROPOSAL 1
                            ELECTION OF DIRECTORS

                                    Nominees

      Three Directors are to be elected at the Annual Meeting. The Board of Directors, which currently consists of eight members, is divided into three classes with the term of one class expiring each year. Generally, each Director serves until the annual meeting of the shareholders held in the year that is three years after such Director's election and thereafter until such Director's successor is elected and has qualified or until the earlier of the Director's resignation, disqualification, removal or death. The terms of the current Directors expire as follows: 2003 - Sharon Acton, Jeffrey L. Goben and John Norton; 2004 - J. Michael Jarvis, Robert Richardson and Patrick A.
Sherman; and 2005 - Steve Bechman and Gordon R. Dunn.

      Each Director will be elected by a plurality of the votes cast in the election. Shares present but not voted for any nominee do not affect the determination of whether a nominee has received a plurality of the votes cast.

      It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Sharon Acton, Jeffrey L. Goben and John Norton, each of whom is now a Director whose present term expires this year. Each such person has indicated that he or she will accept nomination and election as a Director. If, however, any such person is unable or unwilling to accept nomination or election, it is the intention of the Board of Directors to nominate such other person as Director as it may in its discretion determine, in which event the shares subject to the proxy will be voted for that person.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE THREE NOMINEES IDENTIFIED ABOVE (ITEM 1 ON THE PROXY).

      The following table presents certain information as of March 10, 2003, regarding the current Directors of the Company, including the three nominees proposed by the Board of Directors for election at this year's Annual Meeting. All of the current Directors began serving on the Board of Directors of the Company during 1997. Unless otherwise indicated in a footnote, the principal occupation of each Director has been the same for the last five years and such Director possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by such Director. Unless specified otherwise, a Director is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with the Director.

             Name,                                    Shares         Percent of
       Present Principal                           Beneficially    Common Shares
       Occupation and Age                             Owned          Outstanding
       ------------------                             -----          -----------

      Sharon Acton1*                                  15,455 2          1.10%
      Retired
      Age 56

      Steve Bechman                                   64,514 3          4.52
      President and Chief Executive Officer of
        the Company and Bank
      Age 51

      Gordon R. Dunn                                  34,994 4          2.48
      Retired
      Age 81

      Jeffrey L. Goben*                               49,182 5          3.46
      Executive Vice President and Chief Operating
       Officer of the Company and Bank
      Age 50

      J. Michael Jarvis6                              25,690 7          1.82
      Owner and Consultant to Jarvis Enterprises
      (Real estate venture)
      Age 60

      John Norton8*                                   22,078 9          1.57
      President and Owner, Norton Farms, Inc.
      Age 55

      Robert Richardson                               19,129 10         1.36
      President MegaSys, Inc.
       (logistics company)
      Age 41

      Patrick A. Sherman                              21,333 11         1.51
      President and Part Owner, Sherman &
        Armbruster P.C. (a public accounting firm)
      Age 55

      All Directors and Executive Officers
      as a group (12 persons)                        290,901 12, 13    18.50%

*Nominee
1 During 2002, Ms. Acton retired from her position as Manager of the Franklin/Greenwood District of Cinergy/PSI, where she was employed for 33 years.
2 Includes 14,718 shares Ms. Acton has the right to acquire upon the exercise of stock options.
3 Includes 15,417 shares that Mr. Bechman holds jointly with his spouse and 32,646 shares that he has the right to acquire upon the exercise of stock options.
4 Includes 1,102 shares that Mr. Dunn holds jointly with his spouse, 5,512 shares held in a trust for which Mr. Dunn acts as trustee, 931 shares on which Mr. Dunn holds voting rights as power of attorney for his family and 14,718 shares that Mr. Dunn has the right to acquire upon the exercise of stock options.
5 Includes 9,879 shares that Mr. Goben holds jointly with his wife and 27,133 shares that he has the right to acquire upon the exercise of stock options.
6 During 2002, Mr. Jarvis sold his ownership in and retired from his position as president of Power Investments, Inc., a Franklin based engine remanufacturer.
7 Includes 10,972 shares Mr. Jarvis holds jointly with his spouse and 14,718 shares Mr. Jarvis has the right to acquire upon the exercise of stock options.
8 Mr. Norton is owner and president of Norton Farms, Inc., a grain farming operation located in Franklin, Indiana.
9 Includes 110 shares held by Mr. Norton's spouse and 14,718 shares that Mr. Norton has the right to acquire upon the exercise of stock options.
10 Includes 14,718 shares that Mr. Richardson has the right to acquire upon the exercise of stock options.
11 Includes 14,718 shares that Mr. Sherman has the right to acquire upon the exercise of stock options.
12 Includes 178,248 shares that Directors and executive officers have the right to acquire upon the exercise of stock options and 44,724 shares held jointly with or as custodian for family members.
13 Does not include 6,000 shares Mr. Bechman may acquire, 6,000 shares Mr. Goben may acquire or 14,800 shares other executive officers may acquire under stock options that are not yet exercisable but will become exercisable upon their continued employment with the Company.

The Board of Directors consists of six non-employee directors and two employee directors.

                          Committees and Attendance

      The Board of Directors of the Company held twelve meetings during 2002. The Company's Board of Directors has a Stock Option Committee but does not have standing audit, nominating or compensation committees. The members of the Stock Option Committee are Directors Acton, Dunn, and Sherman, all of whom are outside Directors. The Stock Option Committee administers the Company's 1997 Stock Option Plan, which provides for the grant of options to key employees of the Company and Bank. The Stock Option Committee met 3 times in 2002.

      All of the members of the Company's Board of Directors also serve on the Bank's Board of Directors. The Bank's Board of Directors has standing audit and compensation committees. The members of the Bank's Audit Committee are Directors Acton, Norton, and Sherman. The Audit Committee, which met five times during 2002, reviews with the Company's independent auditors the scope of the audit of the Company to be undertaken and the results of the audit and also reviews internal audits. The members of the Compensation Committee are Directors Acton, Dunn and Sherman. The Compensation Committee, which met three times during 2002, sets salaries and bonuses for the President and Chief Executive Officer. Each of the Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors of the Company and Bank and the committees on which he or she served during 2002.

                        Report of the Audit Committee

      Management is responsible for the Corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and review these processes.

      In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Corporation's consolidated financial statements as of and for the year ended December 31, 2002 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed these consolidated financial statements with management. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The independent accountants also provided to the Committee the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence. The Committee also considered whether the independent accountants' provision of non-audit services to the Corporation is compatible with maintaining that firm's independence.

Based upon the discussions and reviews referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2002.

SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

Patrick A. Sherman, Chair
Sharon Acton
John Norton


                         Independent Accountant Fees

Audit Fees

      Crowe, Chizek and Company, LLP has audited the Company's financial statements for the calendar year 2002 that are included in the Company's annual report, which report is being delivered to shareholders concurrently with this Proxy Statement and will be filed with the Securities and Exchange Commission ("SEC") as part of the Company's annual report on Form 10-KSB. The Company has paid (or expects to pay) fees to Crowe, Chizek and Company, LLP (including cost reimbursements) of $38,950 for its services in connection with the calendar year 2002 audit and in connection with its review of the Company's unaudited financial statements that were included in its quarterly reports on Form 10-QSB, which reports were filed with the SEC during 2002.

All other fees

      Audit-Related Fees

      The Company has paid (or expects to pay) fees to Crowe, Chizek and Company, LLP (including cost reimbursements) of $1,035 for audit-related services rendered during the year 2002, including assistance provided to FDIC examiners relative to the audit.

      Tax Fees

      The Company has paid (or expects to pay) fees to Crowe, Chizek and Company, LLP (including cost reimbursements) of $5,375 for tax services rendered during the year 2002. These services included tax return preparation and assistance with estimated tax matters.

      Other Fees

      The Company has paid (or expects to pay) fees to Crowe, Chizek and Company, LLP (including cost reimbursements) of $6,235 for all other services rendered during the year 2002. These services included regulatory compliance review services.

                          Compensation of Directors

      During 2002, non-employee Directors of the Bank received $300 per month (the Chairman received $500 per month) regardless of attendance at Board meetings. Directors did not receive any additional compensation for serving on the Company's Board or on Board committees of the Company or Bank.

      In January 2003, the Board of Directors of the Company adopted the 2003 Non-Employee Director Stock Option Plan, and reserved an aggregate of 50,000 shares of the Corporation's authorized but unissued common shares for grants thereunder. In conjunction with the adoption of this Plan, the Company's Board of Directors, as additional consideration for the services of its non-employee members in 2002 and prior years, awarded stock options to each of the six non-employee directors with respect to 7,000 shares each (an aggregate of 42,000 shares) at an exercise price of $9.07 per share. The numbers and types of shares subject to these options, and the exercise price per share, are subject to usual and customary adjustment in accordance with the Plan upon certain events. These options are exercisable immediately and will expire January 20, 2013, to the extent not then exercised.

                             EXECUTIVE COMPENSATION

      The following table sets forth information regarding compensation paid to the Company's Chief Executive Officer and the Company's Executive Vice President, who were the only executive officers whose salary and bonus for 2002 exceeded $100,000.

                           Summary Compensation Table
                                                    Long Term
                                                   Compensation
                            Annual Compensation       Awards
                            -------------------       ------
                                                    Securities
        Name and                                    Underlying
                                                     Options/     All Other
   Principal Position   Year  Salary ($) Bonus ($)  SAR s (#)   Compensation ($)
   ------------------   ----  ---------- ---------  ----------    ------------

     Steve Bechman,     2002  $ 126,500     $ 0            0       $ 30,212 1
          Chief         2001  $ 126,500     $ 0            0       $ 29,749 1
     Executive Officer  2000  $ 126,500     $ 0            0       $      0

       Jeff Goben,      2002  $ 102,000     $ 0            0      $ 23,508 2
        Executive       2001  $  99,000     $ 0            0      $ 23,236 2
        Vice President  2000  $  97,000     $ 0            0      $      0


      1 Includes $29,301 for 2002 and 2001 that the Company contributed to a defined benefit retirement plan in favor of Mr. Bechman and $781 for 2002 and $448 for 2001 of economic benefit of premiums paid by the Company with respect to term life insurance for the benefit of Mr. Bechman under a split-dollar life insurance agreement between the Company and Mr. Bechman.

      2 Includes $22,886 for 2002 and 2001 that the Company contributed to a defined benefit retirement plan in favor of Mr. Goben and $622 for 2002 and $350 for 2001 of economic benefit of premiums paid by the Company with respect to term life insurance for the benefit of Mr. Goben under a split-dollar life insurance agreement between the Company and Mr.
      Goben.

                       Aggregated Option/SAR Exercises In
                      Last Fiscal Year and Fiscal Year-End
                                Option/SAR Values

      No option exercises occurred during 2002. The following table sets forth information with respect to the value of options held by Mr. Bechman and Mr. Goben as of December 31, 2002.


                            Number of Unexercised      Value of Unexercised
                           Options/SARs at Fiscal  In-the-Money Options/SARs at
                                Year-End (#)            Fiscal Year-End ($)

          Name            Exercisable/Unexercisable  Exercisable/Unexercisable
          ----            -------------------------  -------------------------
       Steve Bechman            32,646/6,000                 0 / 0
        Jeff Goben              27,133/6,000                 0 / 0


                Certain Relationships And Related Transactions

      During 2002, the Bank had, and the Bank expects to continue to have in the future, banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Company and their associates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

                           APPOINTMENT OF AUDITORS

      Crowe, Chizek and Company LLP ("Crowe Chizek") served as auditors for the Company in 2002. Although it is anticipated that Crowe Chizek will be selected, the Audit Committee has not yet considered the appointment of auditors for 2003. Representatives of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                      PRINCIPAL OWNERS OF COMMON SHARES

      According to a statement on Schedule 13G filed with the Securities and Exchange Commission by such beneficial owners on January 28, 2003, Hot Creek Investors, LP, PO Box 3178, Gardnerville, Nevada 89410, and its associates beneficially owned 109,300 of the Company's Common Shares as of January 28, 2003, which represented 7.8% of the Company's outstanding Common Shares as of such date. According to a statement on Schedule 13D filed with the Securities and Exchange Commission by such beneficial owners on December 18, 2002, Riggs Partners, LLC, 3045 Central Avenue, Wester Springs, Illinois 30538, and its associates beneficially owned 98,353 of the Company's Common Shares as of December 18, 2002, which represented 7.06% of the Company's outstanding Common Shares as of such date. To the best of the knowledge of the Company's management, no other person or group beneficially owned more than five percent of the Company's outstanding Common Shares as of March 10, 2003.

                                OTHER MATTERS

      The Board of Directors knows of no matters, other than the matters reported above, that are to be brought before the Annual Meeting. If other matters properly come before the Annual Meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                                    EXPENSES

      All expenses in connection with this solicitation of proxies will be borne by the Company.

                                  HOUSEHOLDING

      The Company intends to satisfy the delivery requirements for proxy and information statements with respect to two or more security holders sharing the same address by delivering a single proxy statement or information statement to those security holders. Shareholders may obtain additional material if desired by contacting the Company in writing at 420 N. Morton Street, Franklin, Indiana 46131.